Exhibit 10.2

May 8, 2013

Nicholas Hotchkin

[Redacted]

[Redacted]

Dear Nicholas,

Reference is made to the Offer Letter, dated as of July 2, 2012, by and between Weight Watchers International, Inc. and you (the “Original Letter”).

As we recently discussed, we would like to amend the Original Letter. In furtherance of this, we each hereby agree as follows:

1.	The section of the Original Letter titled “Relocation and Temporary Living Costs” is hereby amended and restated in its entirety with the section of the same name on Schedule A hereto; and

2.	A new section titled “Sale and Protection” set forth in its entirety on Schedule A hereto shall be added to the Original Letter.

All other terms and conditions of the Original Letter not expressly amended herein shall remain in full force and effect as set forth in the Original Letter.

Kind regards,

/s/ Meredith Shepherd
Meredith Shepherd
Chief Human Resources Officer

AGREED AND ACCEPTED

/s/ Nicholas Hotchkin	5/8/13
Nicholas Hotchkin	Date

Schedule A

Relocation and Temporary Living Costs:	In connection with the executive’s relocation to the New York metropolitan area, the Corporation will reimburse the executive for reasonable relocation and moving costs incurred either prior to, or within twelve (12) months of, his employment start date for the packing and shipment of his and his family’s personal possessions from the executive’s current residence to a new residence within the New York metropolitan area. The Corporation will also reimburse the executive for reasonable temporary living costs and reasonable travel costs between his temporary living location and his current residence incurred by him until the earlier of (i) twelve (12) months after his employment start date, and (ii) his purchase or rental of a residence in the New York metropolitan area; provided, however, in the event such reimbursement is terminated upon such purchase or rental set forth in (ii) above, the Corporation will reimburse the executive for any monthly mortgage payment (to be pro-rated, as applicable) payable by him with respect to any period of time prior to the twelve (12)-month anniversary of his employment start date for his current residence. Although Relocation and Temporary Living Costs are expected to be reimbursable expenses of the executive, in the event any such amounts are deemed compensation income to the executive, such amounts shall be grossed-up by the Corporation for any applicable taxes.

Sale Protection:	In connection with the executive’s sale of his current residence, and in the event the executive sells such residence for any selling price (the “Sale Price”) less than $1.2 million, the Corporation shall pay the executive an amount equal to $1.2 million minus the Sale Price; provided, however, in no event shall the Corporation pay an amount in excess of $100,000. In the event any such sale protection amount paid by the Corporation is deemed compensation income to the executive, such amount shall be grossed-up by the Corporation for any applicable taxes.